As filed with the Securities and Exchange Commission on September 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under the Securities Act of 1933

TRANSMONTAIGNE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1670 Broadway, Suite 3100 Denver, Colorado 80202	34-2037221
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

2016 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Frederick W. Boutin

Chief Executive Officer

TransMontaigne GP L.L.C.

1670 Broadway, Suite 3100
Denver, Colorado 80202

(303) 626-8200

(Name, address and telephone number of agent for service)

Copy to:

Ryan J. Maierson

Latham & Watkins LLP

811 Main Street

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units, representing limited partner interests	750,000 units	$41.96(3)	$31,470,000(3)	$3,169.03

(1)                                 Represents the common units representing limited partner interests (“Common Units”) of TransMontaigne Partners L.P. (the “Registrant”) issuable pursuant to the 2016 Long-Term Incentive Plan (the “Plan”) being registered hereby.

(2)                                 Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Units that become issuable under the anti-dilution adjustment provisions of the Plan by reason of any unit dividend, unit split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Common Units.

(3)                                 Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the 750,000 Common Units being registered hereby is based on a price of $41.96, which is the average of the high and low trading prices per Common Unit as reported by the New York Stock Exchange on August 31, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

TransMontaigne GP L.L.C. (the “General Partner”), the general partner of TransMontaigne Partners L.P. (the “Registrant”), will provide all participants in the 2016 Long-Term Incentive Plan (the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 10, 2016;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the three-months ended March 31, 2016 and June 30, 2016, as filed with the Commission on May 5, 2016 and August 9, 2016, respectively;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 19, 2016, February 2, 2016, February 24, 2016, March 3, 2016, April 18, 2016, May 18, 2016, July 18, 2016 and July 22, 2016; and

(d) The description of the Registrant’s common units representing limited partner interests contained in the Registrant’s registration statement on Form 8-A (File No. 001-32505) filed with the Commission on May 17, 2005 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in a partnership’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Section 7.7(a) of the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. (as amended, the “Partnership Agreement”) provides that to the fullest extent permitted by law but subject to the limitations expressly provided in the Partnership Agreement, (a) the General Partner, (b) any former General Partner (a “Departing General Partner”), (c) any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (collectively, a “Person”) who is or was an affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the Registrant or any of its subsidiaries, the General Partner or Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be included by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of the Partnership Agreement (collectively the “Indemnitees”), shall be indemnified and held harmless by the Registrant, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7 of the Partnership Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful, provided, further, no indemnification pursuant to Section 7.7 of the Partnership Agreement shall be available to the General Partner or its affiliates (other than the Registrant or any of its subsidiaries) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Terminaling Services Agreement or the Contribution Agreement (each, as defined in the Partnership Agreement) (other than obligations incurred by the General Partner on behalf of the Registrant). Any indemnification pursuant to Section 7.7 of the Partnership Agreement shall be made only out of the assets of the Registrant, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Registrant to enable it to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Partnership Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Partnership Agreement.

Section 7.7(d) of the Partnership Agreement provides that the Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Registrant’s activities or such Person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such Person against such liability under the Partnership Agreement.

Section 7.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Registrant, the limited partners of the Registrant or any other Persons who have acquired interests in common or subordinated units, general partner units or incentive distribution rights of the Registrant, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1

Certificate of Limited Partnership of TransMontaigne Partners L.P., dated February 23, 2005 (incorporated by reference to Exhibit 3.1 to TransMontaigne Partners L.P.’s registration statement on Form S-1, as amended (Registration No. 333-123219), initially filed with the Commission on March 9, 2005).

4.2

First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P., dated May 27, 2005 (incorporated by reference to Exhibit 3.1 to TransMontaigne Partners L.P.’s Annual Report on Form 10-K filed with the Commission on September 13, 2005).

4.3

First Amendment to the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. dated January 23, 2006 (incorporated by reference to Exhibit 3.3 to TransMontaigne Partners L.P.’s Annual Report on Form 10-K filed with the Commission on March 8, 2010).

4.4

Second Amendment to the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. (incorporated by reference to Exhibit 3.1 to TransMontaigne Partners L.P.’s Current Report on Form 8-K filed with the Commission on April 8, 2008).

4.5

Third Amendment to the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. dated May 5, 2015 (incorporated by reference to Exhibit 3.1 to TransMontaigne Partners L.P.’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2015).

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

10.1#	2016 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to TransMontaigne Partners L.P.’s Quarterly Report on Form 8-K filed with the Commission on March 3, 2016).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

* Filed herewith

# Compensatory plan, contract or arrangement

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 2, 2016.

TRANSMONTAIGNE PARTNERS L.P.

By:	TransMontaigne GP L.L.C., its general partner

By:	/s/ Frederick W. Boutin
Frederick W. Boutin Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Frederick W. Boutin, Robert T. Fuller and Michael A. Hammell, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their indicated capacities, which are with TransMontaigne GP L.L.C., the general partner of TransMontaigne Partners L.P., on September 2, 2016.

Signature	Title	Date

/s/ Frederick W. Boutin	Chief Executive Officer	September 2, 2016
Frederick W. Boutin	(Principal Executive Officer)

/s/ Robert T. Fuller	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 2, 2016
Robert T. Fuller

/s/ Steven A. Blank	Director	September 2, 2016
Steven A. Blank

/s/ Robert A. Burk	Director	September 2, 2016
Robert A. Burk

/s/ Theodore D. Burke	Director	September 2, 2016
Theodore D. Burke

/s/ Kevin M. Crosby	Director	September 2, 2016
Kevin M. Crosby

/s/ Daniel R. Revers	Director	September 2, 2016
Daniel R. Revers

/s/ Lawrence C. Ross	Director	September 2, 2016
Lawrence C. Ross

/s/ Lucius H. Taylor	Director	September 2, 2016
Lucius H. Taylor

EXHIBIT INDEX

Exhibit Number	Description
4.1

Certificate of Limited Partnership of TransMontaigne Partners L.P., dated February 23, 2005 (incorporated by reference to Exhibit 3.1 to TransMontaigne Partners L.P.’s registration statement on Form S-1, as amended (Registration No. 333-123219), initially filed with the Commission on March 9, 2005).

4.2

First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P., dated May 27, 2005 (incorporated by reference to Exhibit 3.1 to TransMontaigne Partners L.P.’s Annual Report on Form 10-K filed with the Commission on September 13, 2005).

4.3

First Amendment to the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. dated January 23, 2006 (incorporated by reference to Exhibit 3.3 to TransMontaigne Partners L.P.’s Annual Report on Form 10-K filed with the Commission on March 8, 2010).

4.4

Second Amendment to the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. (incorporated by reference to Exhibit 3.1 to TransMontaigne Partners L.P.’s Current Report on Form 8-K filed with the Commission on April 8, 2008).

4.5

Third Amendment to the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. dated May 5, 2015 (incorporated by reference to Exhibit 3.1 to TransMontaigne Partners L.P.’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2015).

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

10.1#	2016 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to TransMontaigne Partners L.P.’s Quarterly Report on Form 8-K filed with the Commission on March 3, 2016).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

* Filed herewith

# Compensatory plan, contract or arrangement